Exhibit 16.1

February 1, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE:  Healthient, Inc.

Gentlemen:

We have read and agree with the comments in Item 4 of the Form 8-K/A of Healthient, Inc. dated February 1, 2011 except for the following:

The Healthient, Inc. reports issued by K. Brain Pybus, CPA P.A. for the years ended June 30, 2010 and 2009, included in Time Associates, Inc. Form 8-K dated October 5, 2010, Item 9.01 as Exhibit 99.1 raised substantial doubt about Healthient, Inc's ability to continue as a going concern.

/s/ K. Brain Pybus, CPA
K. Brain Pybus, CPA
North Palm Beach, FL